Exhibit 4.13

Form of Purchase Order between Dongguan Cantong Trade Co., Ltd. and

Dongguan Jiasheng Enterprise Co., Ltd.

Supplier Name: Dongguan Cantong Trade Co., Ltd.	Currency: US Dollars
Order Number: JHC201511TL	Oder Date: 2015-8-23

Product Code	Product Name	Weight Unit	Quantity	Unit Price (+tax)	Tax Rate	Total Amount	Delivery Date
1.01.03.60.0001	600D Polyester Yarn (white)	KG	12,231.00	2,8390	0	31,723.81	2015-09-13
1.01.03.60.0001	600D Polyester Yarn (white)	KG	3,925.60	2,8390	0	11,171.47	2015-09-15
1.01.03.60.0001	600D Polyester Yarn (white)	KG	20,819.00	2,8390	0	59,105.14	2015-09-20
1.01.03.60.0001	600D Polyester Yarn (white)	KG	11,788.00	2,8390	0	33,466.13	2015-09-12
1.01.03.60.0001	600D Polyester Yarn (white)	KG	11,590.00	2,8390	0	32.901.01	2015-09-13
1.01.03.60.0001	600D Polyester Yarn (white)	KG	5,287.00	2,8390	0	15.009.79	2015-09-15
1.01.03.60.0001	600D Polyester Yarn (white)	KG	9,243.00	2,8390	0	26,240.88	2015-09-17
1.01.03.60.0001	600D Polyester Yarn (white)	KG	14,025.00	2,8390	0	39.816.98	2015-09-18

TOTAL: 252,438.21 (RMB)

Delivery Site: Dongguan

Notes:

1. Please revert to our Purchase Department within 24 hours of receiving the order with signature and company chop.

2. Without our consent, please do not change or revise the order and terms.

3. Please mark the delivery receipt and the packaging with the order number, product name/code and quantity; without such information, we have the right to reject the order.

4. If any delay on delivery, we shall deduct the penalty fee resulted from such delay based on the supplier contract; any delay over 3 days entitles us to reserve the right to cancel the order.

5. All delivered order shall meet our quality and environmental protection requirements; any loss due to returned products because of any delayed delivery, unqualified specifications and poor quality shall be borne by you.

6. This contract is made in two copies and will be effective upon the execution of the contract.